John Hancock Financial Opportunities Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Financial Opportunities Fund (NYSE: BTO) with important information concerning the distribution declared on March 2, 2026, and payable on March 31, 2026. No action is required on your part.

Distribution Period:	March 2026
Distribution Amount Per Common Share:	$0.6500

The following table sets forth the estimated sources of the current distribution, payable March 31, 2026, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 01/01/2026-03/31/2026		01/01/2026-03/31/2026 1
				% Breakdown
		% Breakdown		of the Total
	Current	of the Current	Total Cumulative	Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.1404	22%	0.1404	22%
Net Realized Short-
Term Capital Gains	0.0193	3%	0.0193	3%
Net Realized Long-
Term Capital Gains	0.4385	67%	0.4385	67%
Return of Capital or
Other Capital Source	0.0518	8%	0.0518	8%
Total per common share	0.6500	100%	0.6500	100%

Average annual total return (in relation to NAV) for the 5 years ended on February 28, 2026				9.60%
Annualized current distribution rate expressed as a percentage of NAV as of February 28,
2026				7.03%
Cumulative total return (in relation to NAV) for the fiscal year through February 28, 2026				2.61%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of
February 28, 2026				1.76%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

1The Fund’s current fiscal year began on January 1, 2026 and will end on December 31, 2026.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the March 2026 distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.6500 per share.

If you have questions or need additional information, please contact your financial professional or call the Manulife John Hancock Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

John Hancock Financial Opportunities Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Financial Opportunities Fund (NYSE: BTO) with important information concerning the distribution declared on June 1, 2026, and payable on June 30, 2026. No action is required on your part.

Distribution Period:	June 2026
Distribution Amount Per Common Share:	$0.6500

The following table sets forth the estimated sources of the current distribution, payable June 30, 2026, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 04/01/2026-06/30/2026		01/01/2026-06/30/2026 1
				% Breakdown
		% Breakdown		of the Total
	Current	of the Current	Total Cumulative	Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.1377	21%	0.2718	21%
Net Realized Short-
Term Capital Gains	0.0320	5%	0.0472	4%
Net Realized Long-
Term Capital Gains	0.4803	74%	0.9805	75%
Return of Capital or
Other Capital Source	0.0000	0%	0.0000	0%
Total per common share	0.6500	100%	1.2995	100%

Average annual total return (in relation to NAV) for the 5 years ended on May 31, 2026				7.26%
Annualized current distribution rate expressed as a percentage of NAV as of May 31, 2026				6.80%
Cumulative total return (in relation to NAV) for the fiscal year through May 31, 2026				8.10%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of May
31, 2026				3.40%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

1The Fund’s current fiscal year began on January 1, 2026 and will end on December 31, 2026.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the June 2026 distribution pursuant to the Fund’s managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.6500 per share.

If you have questions or need additional information, please contact your financial professional or call the Manulife John Hancock Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.